Exhibit 10.3

January 28, 2012

J. Michael Anderson

Re:                             Retention Award

Dear Michael:

Exterran Holdings, Inc. (the “Company”) is pleased to offer you a Retention Award on the terms and conditions set forth below.  This Retention Award is designed to provide additional compensation to you in consideration of important contributions you will make to the Company.

1.   CASH RETENTION AWARD.  Within five business days following March 30, 2012, you will be paid a cash retention award in the total amount of $286,650; provided that, unless (i) you and the Company otherwise agree in writing or (ii) you are sooner terminated by the Company without Cause (as such term is defined in the Severance Agreement (defined below)), you must remain actively employed by the Company through March 30, 2012 in order to earn such award.

2.   SEVERANCE BENEFIT AGREEMENT.  You and the Company will execute an amendment (the “Amendment”) to your Severance Benefit Agreement substantially in the form attached hereto as Exhibit A (as amended, the “Severance Agreement”).  You and the Company agree that Section 2 of the Amendment will be void in the event you do not earn the cash award referenced in paragraph 1 of this letter.

3.   WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

4.   GOVERNING LAW.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

5.   ENTIRE AGREEMENT.  This letter, together with the Severance Agreement and any ancillary agreements between you and the Company, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof).  You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to Chris Michel.  Please retain one fully-executed original for your files.

Sincerely,

EXTERRAN HOLDINGS, INC.

By:	/s/ D. Bradley Childers
D. Bradley Childers
President and Chief Executive Officer

Agreed and Accepted,
this 28th day of January, 2012:

By:	/s/ J. Michael Anderson

Name:	J. Michael Anderson

2

SECOND AMENDMENT TO
SEVERANCE BENEFIT AGREEMENT

THIS SECOND AMENDMENT TO SEVERANCE BENEFIT AGREEMENT (the “Amendment”) is made and entered into effective as of January 28, 2012, by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”), and J. Michael Anderson (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into a Severance Benefit Agreement (as subsequently amended, the “Agreement”), dated August 11, 2011, regarding their respective rights and obligations in connection with a Qualifying Termination of Employment (as defined in the Agreement) during the term of the Agreement; and

WHEREAS, the Company and the Employee entered into a First Amendment to Severance Benefit Agreement, effective as of December 12, 2011; and

WHEREAS, the Company and the Employee desire to amend the Agreement to make certain changes with regard to certain provisions thereof; and

WHEREAS, Section 19 of the Agreement provides that the Agreement may be amended only by the written agreement of the Company and the Employee;

NOW, THEREFORE, effective as of the day and year first above written, the parties agree to amend the Agreement as set forth below:

1.             The proviso in Section 2(c) of the Agreement is hereby amended to read in its entirety as follows:

“provided, however, that, Good Reason shall not exist with respect to such an event unless and until the Employee provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within 80 days of the date of first occurrence of such event.  If the Employee fails to provide such notice of termination during such period, the Employee shall be deemed to have waived all rights the Employee may have under this Agreement with respect to such event.  The Company shall have 30 days from the date of such notice of termination to cure the event.  If the Company cures the event, such notice of termination shall be deemed rescinded.  If the Company fails to cure the event within such cure period, the Employee shall be deemed to have terminated for Good Reason at the end of such cure period, which date shall be deemed the date of the Qualifying Termination of Employment.”

2.             Section 3(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

“(ii)         the product of (A) the Employee’s Incentive Opportunity, prorated to the Separation Date, multiplied by 50%.”

3.             The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

EXTERRAN HOLDINGS, INC.

By:
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

EMPLOYEE

By:
Name:	J. Michael Anderson